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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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/ /	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
UnitedHealth Group Incorporated
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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9900 Bren Road East Minnetonka, Minnesota 55343

April  , 2001

Dear Shareholder:

    We cordially invite you to attend our Annual Meeting of Shareholders. We will hold our meeting on Wednesday, May 9, 2001, at 10:00 a.m., Central Time, at UnitedHealth Group Center, 9900 Bren Road East, Minnetonka, Minnesota.

    On the following pages we present information about the business of the meeting. We also include information about the nominees for election as members of the Board of Directors. If you cannot attend the meeting, please exercise your right as a shareholder and vote. Every shareholder vote is important. We appreciate your cooperation in promptly voting. You may do so by telephone, via the Internet, or by completing, signing and returning the enclosed proxy.

Sincerely,

William W. McGuire, M.D.
Chairman and Chief Executive Officer

UnitedHealth Group Center
9900 Bren Road East
Minnetonka, Minnesota 55343

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
May 9, 2001

TO THE SHAREHOLDERS OF
  UNITEDHEALTH GROUP INCORPORATED:

    The Company will hold its Annual Meeting of Shareholders on Wednesday, May 9, 2001, at UnitedHealth Group Center, 9900 Bren Road East, Minnetonka, Minnesota, at 10:00 a.m., Central Time. The purposes of the meeting are:

  1.
  To elect four people to the Company's Board of Directors.

  2.
  To consider and vote on a proposal to amend the Company's Second Restated Articles of Incorporation to increase the number of shares of Common Stock the Company is authorized to issue from 500,000,000 shares to 1,500,000,000 shares.

  3.
  To consider and vote on a shareholder proposal set forth in the Proxy Statement. The Company's Board of Directors opposes this proposal.

  4.
  To consider and vote on a proposal to ratify the appointment of Arthur Andersen LLP as independent public accountants for the Company for the fiscal year ending December 31, 2001.

  5.
  To transact other business that properly may come before the meeting or any adjournment of the meeting.

    Only shareholders of record of the Company's Common Stock at the close of business on March 12, 2001 will be entitled to receive notice of and to vote at the meeting or any adjournment thereof.

                      BY ORDER OF THE BOARD OF DIRECTORS,
                      David J. Lubben
                       Secretary

April  , 2001

WE CORDIALLY INVITE YOU TO ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE MEETING, PLEASE VOTE BY TELEPHONE OR VIA THE INTERNET, OR BY COMPLETING, SIGNING AND RETURNING THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE. IF YOU LATER CHOOSE TO REVOKE YOUR PROXY, YOU MAY DO SO AT ANY TIME BEFORE IT IS EXERCISED.

UnitedHealth Group Center
9900 Bren Road East
Minnetonka, Minnesota 55343

PROXY STATEMENT
FOR
ANNUAL MEETING OF SHAREHOLDERS
May 9, 2001

GENERAL MATTERS

    The Board of Directors of UnitedHealth Group Incorporated ("UnitedHealth Group" or the "Company") furnishes this Proxy Statement in connection with the Board's solicitation of the enclosed proxy. The Board will use the proxy at the Annual Meeting of Shareholders and at any adjournment thereof. The Annual Meeting will take place on Wednesday, May 9, 2001, at 10:00 a.m., Central Time, at UnitedHealth Group Center, 9900 Bren Road East, Minnetonka, Minnesota.

    UnitedHealth Group is furnishing each shareholder with a copy of UnitedHealth Group's Annual Report for the year ended December 31, 2000, with this Proxy Statement. Management of UnitedHealth Group is mailing this Proxy Statement and the enclosed form of proxy to shareholders beginning on or about April  , 2001.

    The Board will use the proxy for the purposes listed in the Notice of Annual Meeting of Shareholders.

    Management will vote in the manner a shareholder directs in the proxy. If a shareholder gives no direction, management will vote FOR the election of the director nominees named in this Proxy Statement; FOR the increase in the authorized number of shares of Common Stock of the Company from 500,000,000 to 1,500,000,000; AGAINST the shareholder proposal; and FOR the ratification of the appointment of Arthur Andersen LLP to act as independent public accountants for fiscal year 2001.

    Registered shareholders can vote their shares by toll-free telephone call or through the Internet as an alternative to completing the enclosed proxy card and mailing it to UnitedHealth Group. The instructions for telephone and Internet voting are provided on the proxy card. The telephone and Internet voting procedures are designed to verify shareholders' identities, allow shareholders to give voting instructions and confirm that their instructions have been recorded properly. Shareholders who vote through the Internet should be aware that they may incur costs to access the Internet, such as usage charges from telephone companies or Internet service providers, and that these costs must be borne by the shareholder.

    Shareholders who vote by telephone or Internet need not return a proxy card by mail. Whether shareholders submit their proxies by mail, telephone or Internet, a shareholder may revoke a proxy at any time prior to its exercise by giving written notice of revocation to the Secretary of UnitedHealth Group, by submitting a new proxy with a later date by mail, telephone or Internet or by voting in person at the Annual Meeting. Unless so revoked, properly executed proxies will be voted in the manner set forth in this Proxy Statement or as otherwise specified by the shareholder giving such proxy.

    UnitedHealth Group will appoint inspectors of election for the meeting. These inspectors will tabulate votes that shareholders cast by proxy or in person at the Annual Meeting. To determine if a quorum is present, UnitedHealth Group will count the number of shares represented in person or by proxy. UnitedHealth Group will treat a shareholder who abstains from voting on any matter as if he or she were present at the meeting for purposes of determining a quorum and calculating the vote on that matter. If a broker returns a "non-vote" proxy, indicating a lack of authority to vote on a matter, UnitedHealth Group will deem the shares covered by the non-vote to be present at the Annual Meeting for purposes of determining a quorum but not for purposes of calculating the vote regarding the matter. The affirmative vote of a majority of the shares of UnitedHealth Group's Common Stock represented at the meeting in person or by proxy is necessary to approve all matters proposed to the shareholders at the Annual Meeting.

    Only shareholders of record at the close of business on March 12, 2001 will be entitled to vote at the Annual Meeting. On March 12, 2001 a total of          shares of Common Stock were outstanding. Each share of Common Stock is entitled to one vote. There is no right to cumulative voting as to any matter.

    UnitedHealth Group will pay expenses in connection with the solicitation of proxies. Management is primarily soliciting proxies by mail. In addition, directors, officers and employees of UnitedHealth Group, who will receive no extra compensation for their services, may solicit proxies by telephone, telecopier or personal calls. UnitedHealth Group has engaged Morrow & Co., Inc. to assist in proxy solicitation for an estimated fee of $         plus out-of-pocket expenses.

ELECTION OF DIRECTORS

    The Board of Directors of UnitedHealth Group is divided into three classes as nearly equal in number as possible. Each class serves three years with the term of office of one class expiring at the Annual Meeting each year in successive years.

    The Board has nominated four current directors for re-election: William C. Ballard, Jr., Richard T. Burke, Stephen J. Hemsley, and William W. McGuire, M.D. If elected, each of these directors will serve a three-year term expiring at the Annual Meeting of Shareholders to be held in 2004. All of the nominees have informed the Board of Directors that they are willing to serve as directors. If any nominee should decline or become unable to serve as a director for any reason, the proxies will vote for another person as they determine. The Board of Directors recommends a vote FOR of the election of the nominees. Management will vote proxies in favor of the election of the nominees unless otherwise specified.

    The following table provides certain information about the nominees for election as directors of UnitedHealth Group and also provides information about other directors whose terms of office continue after the Annual Meeting.

Name	Age	Director since
Nominees for Election as Directors Whose Terms Will Expire in 2004
William C. Ballard, Jr.	60	1993
Richard T. Burke	57	1977
Stephen J. Hemsley	48	2000
William W. McGuire, M.D.	52	1989
Directors Whose Terms Expire in 2002
Thomas H. Kean	65	1993
Robert L. Ryan	57	1996
William G. Spears	62	1991
Gail R. Wilensky	57	1993
Directors Whose Terms Expire in 2003
James A. Johnson	57	1993
Douglas W. Leatherdale	64	1983
Walter F. Mondale	73	1997
Mary O. Mundinger	63	1997

    Mr. Ballard is of counsel to Greenebaum, Doll & McDonald, a law firm in Louisville, Kentucky. In 1992, Mr. Ballard retired after serving 22 years as the Chief Financial Officer and a director of Humana, Inc., a company operating managed health care facilities. Mr. Ballard is a director of Healthcare Recoveries, Inc., HealthCare REIT, Inc., LG&E Energy Corp. and Mid-America Bancorp.

    Mr. Burke has been a member of UnitedHealth Group's Board of Directors since inception and was its Chief Executive Officer until February 1988. Mr. Burke was previously the owner, Chief Executive Officer and Governor of the Phoenix Coyotes, a National Hockey League team. Mr. Burke is also a director of First Cash Financial Services, Inc.

    Mr. Hemsley is the President and Chief Operating Officer of UnitedHealth Group and has been a member of the Board of Directors since February 2000. Mr. Hemsley joined UnitedHealth Group in May 1997 as Senior Executive Vice President. He became Chief Operating Officer in September 1998 and was named President in May 1999. Prior to joining UnitedHealth Group, Mr. Hemsley was with Arthur Andersen LLP where he served since 1974 in various capacities, including Chief Financial Officer and Managing Partner, Strategy and Planning. Mr. Hemsley is also a director of DAMARK International, Inc.

    Mr. Johnson is the Chairman and Chief Executive Officer of Johnson Capital Partners, a private investment company. On January 1, 1999, Mr. Johnson retired as the Chairman and Chief Executive Officer of Fannie Mae, positions he had held since 1990. Mr. Johnson is also a director of Cummins Engine Company, Inc., The Goldman Sachs Group, Inc., Kaufman and Broad Home Corporation, Target Corporation and Temple-Inland, Inc.

    Mr. Kean is the President of Drew University in New Jersey. Mr. Kean served as the Governor of the State of New Jersey from 1982 to 1990. From 1968 to 1977, Mr. Kean served in the New Jersey State Assembly, including two years in the position of Speaker. Mr. Kean is also a director of Amerada Hess Corporation, Aramark Corporation, Bell Atlantic Corporation, The CIT Group, Inc., Fiduciary Trust Company International and The Pepsi Bottling Group, Inc.

    Mr. Leatherdale has been the Chairman, Chief Executive Officer, President and Chief Operating Officer of The St. Paul Companies, Inc. since 1990. The St. Paul Companies, Inc. is an insurance,

financial and general business corporation. In addition, Mr. Leatherdale is a director of The John Nuveen Company and Xcel Energy, Inc.

    Dr. McGuire is the Chairman of the Board of Directors and Chief Executive Officer of UnitedHealth Group. Dr. McGuire joined UnitedHealth Group as Executive Vice President in November 1988 and became its Chief Executive Officer in February 1991. Dr. McGuire also served as UnitedHealth Group's Chief Operating Officer from May 1989 to June 1995 and as its President from November 1989 until May 1999.

    Mr. Mondale has been a partner in the law firm of Dorsey & Whitney LLP since December 1996, and was also a partner there from 1987 to 1993. He previously served as a director of UnitedHealth Group from August 1991 to August 1993. Mr. Mondale served as United States Ambassador to Japan from August 1993 through December 1996. In 1984, Mr. Mondale was the Democratic nominee for President of the United States. From 1977 to 1981, Mr. Mondale was the Vice President of the United States. From 1964 to 1976, Mr. Mondale was a U.S. Senator from Minnesota, and Mr. Mondale served as the Attorney General of Minnesota from 1960 to 1964. Mr. Mondale also serves as a director of Northwest Airlines Corporation and several BlackRock mutual funds managed by BlackRock Financial Management, Inc.

    Ms. Mundinger is Dean and Centennial Professor of Health Policy, School of Nursing and Associate Dean, Faculty of Medicine at Columbia University in New York. Ms. Mundinger has been with Columbia University since 1982. She is also a director of Cell Therapeutics, Inc.

    Mr. Ryan has been Senior Vice President and Chief Financial Officer of Medtronic, Inc., a leading medical technology company specializing in implantable and invasive therapies, since 1993. Mr. Ryan is also a director of Brunswick Corporation.

    Mr. Spears is Managing Director of W. G. Spears Grisanti & Brown LLC, an investment counseling and management firm. Mr. Spears was the Chairman and Chief Executive Officer of the Board of Spears, Benzak, Salomon & Farrell, Inc., an investment counseling and management firm, from 1972 until 1999. In April 1995, Spears, Benzak, Salomon & Farrell became a wholly owned subsidiary of KeyCorp. Mr. Spears also serves as a director of Alcide Corporation and Avatar Holdings, Inc.

    Ms. Wilensky is currently the John M. Olin Senior Fellow at Project HOPE, an international health foundation, and Chair of the Medicare Payment Advisory Commission. From 1992 to 1993, Ms. Wilensky served as the Deputy Assistant to President George Bush for policy development, and from 1990 to 1992, she was the Administrator of the Health Care Financing Administration directing the Medicaid and Medicare programs for the United States. Ms. Wilensky also serves as a director of Advanced Tissue Sciences, Inc., Manor Care, Inc., Quest Diagnostics Incorporated, St. Jude Medical, Inc., Shared Medical Systems Corporation and Syncor International Corporation.

Director Compensation

    UnitedHealth Group pays directors who are not Company employees an annual retainer of $30,000, a $1,500 fee for attending each Board meeting in person ($750 for attending by telephone), and a $1,000 fee for attending each committee meeting in person ($500 for attending by telephone). In addition, UnitedHealth Group pays the Chairman of each of the Audit Committee and the Compensation and Human Resources Committee an annual retainer of $5,000.

    UnitedHealth Group also provides health care coverage to current and past directors who are not eligible for coverage under another group health care benefit program or Medicare. During 2000, UnitedHealth Group paid approximately $4,297 in health care premiums on behalf of Mr. Burke and an aggregate of approximately $5,084 on behalf of past directors.

    Directors of UnitedHealth Group who are not Company employees receive grants of non-qualified stock options under the 1995 Non-employee Director Stock Option Plan (the "Director Plan"). Under the Director Plan, directors receive two types of option grants: initial grants and annual grants. The initial grants (non-qualified stock options to purchase 18,000 shares of UnitedHealth Group Common Stock) are made automatically on the date the eligible director is first elected to the Board of Directors and become exercisable over the following three-year period at the rate of 6,000 shares per year. The annual grants (non-qualified stock options to purchase 10,000 shares of UnitedHealth Group Common Stock) are made automatically in four quarterly installments on the first business day of each fiscal quarter. They become exercisable six months after grant. The exercise price for options granted under the Director Plan is the closing sale price of UnitedHealth Group Common Stock on the date the option is granted. In 2000, each non-employee director also received a special one-time grant of 3,000 shares of restricted stock. These shares become available in equal installments over a period of three years.

Committees and Meetings of the Board of Directors

    During the year ended December 31, 2000, the Board of Directors held four regular meetings. Except for Ms. Wilensky and Mr. Kean, all incumbent directors attended at least 75% of the meetings of the Board and any committees of which they were members.

    The Board of Directors has established five standing committees: an Audit Committee, a Compensation and Human Resources Committee, an Executive Committee, a Nominating Committee and a Compliance and Government Affairs Committee. These committees help the Board fulfill its responsibilities and assist it in making informed decisions as to UnitedHealth Group's operations.

    The Audit Committee consists of Messrs. Leatherdale (Chairman), Ballard, Johnson and Ryan, each of whom is a non-employee director and independent of Company management. The Audit Committee held four regular meetings and one special meeting in 2000. The Audit Committee assists the Board by overseeing UnitedHealth Group's financial reporting, public disclosure and compliance activities. The Committee operates as a direct line of communication between the Board and UnitedHealth Group's independent public accountants, as well as UnitedHealth Group's internal audit, compliance and legal personnel.

    The Compensation and Human Resources Committee consists of Messrs. Spears (Chairman) and Kean and Ms. Mundinger, each of whom is a non-employee director and independent of Company management. The Compensation and Human Resources Committee held four regular meetings and one special meeting during 2000 and passed several resolutions by written consent. The Compensation and Human Resources Committee is responsible for overseeing UnitedHealth Group's compensation, employee benefit and stock-based programs. The Committee also negotiates and administers UnitedHealth Group's employment arrangements with its Chief Executive Officer and President, supervises incentive and equity-based compensation programs for UnitedHealth Group's employees and reviews and monitors director compensation programs.

    The Compliance and Government Affairs Committee consists of Messrs. Mondale (Chairman) and Burke and Ms. Wilensky. The Compliance and Government Affairs Committee held three meetings during 2000. The Compliance and Government Affairs Committee is responsible for the development of guidelines and procedures for ethical and legal compliance; ensuring adequate guidance, reporting and investigation processes; monitoring compliance with compliance guidelines and ethics policies; and monitoring and evaluating corporate governance.

    The Executive Committee consists of Messrs. Spears, Ballard and Leatherdale and Dr. McGuire. The Executive Committee held no meetings during 2000 and passed several resolutions by written consent. The Executive Committee is authorized to exercise all of the powers of the Board when the Board is not in session.

    The Nominating Committee consists of Messrs. Ballard (Chairman), Kean, Leatherdale and Spears and Dr. McGuire. The Nominating Committee held one meeting in 2000. The Nominating Committee's duties include identifying and nominating individuals to be proposed for election as directors at the annual meeting of shareholders, filling board vacancies and overseeing the director evaluation process. The Nominating Committee will consider candidates proposed by shareholders upon timely written notice to UnitedHealth Group's Secretary. To be timely for the next Annual Meeting, notice must be received at UnitedHealth Group's principal executive offices on or before December  , 2001. A shareholder must include in such notice the information specified in the Company's Bylaws that will enable the Nominating Committee to evaluate the qualifications of the recommended nominee.

AMENDMENT TO THE SECOND RESTATED ARTICLES OF INCORPORATION

    The Board of Directors proposes that the Company's Second Restated Articles of Incorporation be amended to increase the number of authorized shares of Common Stock of the Company to 1,500,000,000 from 500,000,000 shares.

General

    UnitedHealth Group's Second Restated Articles of Incorporation currently authorize the issuance of 500,000,000 shares of Common Stock, par value $.01 per share. The Board of Directors recommends that the Second Restated Articles of Incorporation be amended to increase the authorized number of shares of Common Stock from 500,000,000 to 1,500,000,000. Such increase, if approved, will be effected by amending Section 3(a) of the Company's Second Restated Articles of Incorporation to increase to 1,500,000,000 the number of authorized shares of Common Stock of the Company. The full text of the proposed amended Section 3(a) is set forth in Appendix A hereto.

    As of March 12, 2001, the Company had            shares of Common Stock outstanding and approximately            shares reserved for issuance pursuant to the Company's employee stock purchase plan and options outstanding under the Company's stock option plans, and 110,000,000 shares reserved in connection with the Company's stock repurchase program. As a component of the Company's share repurchase activities, the Company has entered into agreements to purchase shares of its Common Stock, where the number of shares that may be repurchased is dependent upon market conditions and other contractual terms. In order to comply with certain accounting requirements, the Company reserves shares of its Common Stock for issuance pursuant to these contracts to enable settlement of the resulting transactions in shares of Common Stock. Based upon the foregoing number of outstanding and reserved shares of Common Stock, the Company currently has approximately             shares remaining available for other purposes.

    The Board of Directors believes that the availability of additional authorized but unissued shares will provide the Company with the flexibility to issue Common Stock for a variety of corporate purposes, such as to effect future stock splits in the form of stock dividends, to raise equity capital, to adopt additional employee benefit plans or to reserve additional shares for issuance under such plans and under employee benefit plans of acquired companies. Although the Company is not currently contemplating any material acquisitions, the Board of Directors believes the continued growth of the Company will necessitate additional authorized shares of Common Stock for use in acquisitions, equity capital raising activities and stock splits. Since 1992, UnitedHealth Group has effected three stock splits and acquired numerous companies using UnitedHealth Group Common Stock as consideration. Absent additional authorized shares, the Company will not have the flexibility to declare a stock split or use its stock in acquiring companies without receiving prior shareholder approval. Having to obtain future shareholder approval would hinder the Board of Directors' ability to declare a stock split at the most advantageous time for shareholders, and could prevent the Company from making certain strategic acquisitions.

    Shareholders of the Company have no preemptive rights with respect to Common Stock. Thus, should the Board of Directors elect to issue additional shares with respect to Common Stock, existing shareholders would not have any preferential rights to purchase such shares. If the Board of Directors elects to issue additional shares of Common Stock, such issuance could have a dilutive effect on the earnings per share, book value per share voting power and shareholdings of current shareholders.

    Although an increase in the authorized shares of Common Stock could, under certain circumstances, be construed as having an anti-takeover effect (for example, by diluting the stock ownership of a person seeking to effect a change in the composition of the Board of Directors or contemplating a tender offer or other transaction for the combination of the Company with another company), the Company is not proposing this amendment to the Second Restated Articles of Incorporation in response to any effort to accumulate the Company's stock or to obtain control of the Company by means of a merger, tender offer, or solicitation in opposition to management.

Voting Requirements and Recommendation

    The Board of Directors recommends a vote FOR this proposal. Approval of this proposal requires the affirmative vote of a majority of the shares of Common Stock of the Company present in person or by proxy and entitled to vote on this item at the Annual Meeting. Management will vote proxies in favor of this proposal unless otherwise specified.

SHAREHOLDER PROPOSAL CONCERNING
CONFIDENTIAL VOTING

    UnitedHealth Group has been informed that the Trust For The International Brotherhood of Electrical Workers' Pension Benefit Fund, 1125 Fifteenth St. N.W., Washington, D.C. 20005, a beneficial holder of 12,796 shares of Common Stock, intends to introduce at the Annual Meeting the following resolution:

    "BE IT RESOLVED: That the stockholders of UnitedHealthcare ("Company"), recommend that our Board of Directors take the steps necessary to adopt and implement a policy of Confidential Voting at all meetings of its stockholders, which includes the following provisions:

  1.
  That the voting of all proxies, consents and authorizations be secret, and that no such document shall be available for examination nor shall the vote or identity of any shareholder be disclosed except to the extent necessary to meet the legal requirements, if any, of the Corporation's state of incorporation; and

  2.
  That the receipt, certification, and tabulation of such votes shall be performed by independent election inspectors."

The proponent has furnished the following statement:

    It is the proponents' belief that it is vitally important that a system of Confidential Proxy Voting be established at UnitedHealthcare. Confidential balloting is a basic tenet of our political electoral process ensuring its integrity. The integrity of corporate board elections should also be protected against potential abuses given the importance of corporate policies and practices to corporate owners (stockholders) and our national economy.

    The implementation of a Confidential Voting System would enhance shareholder rights in several ways. First, in protecting the confidentiality of the corporate ballot, shareholders would feel free to oppose management nominees and issue positions. This is especially important for money managers.

    A second important benefit of Confidential Voting would be to invigorate the corporate governance process at the Corporation. We believe that shareholders activism would be promoted within the Corporation. It is our belief that shareholders empowered with a free and protected vote would be more active in the proposing of corporate policy resolutions and alternate board candidates.

    Finally, it is our belief that the enhancement of the proxy voting process would change the system where too often shareholders vote "with their feet," not with their ballots. This change would help to develop a long-term investment perspective where corporate assets could be deployed, and used in a more effective and efficient manner.

WE URGE YOU TO VOTE FOR THIS PROPOSAL

Statement of the Board of Directors in opposition to the shareholder proposal:

    The Company's current proxy voting procedures comply in all respects with the proxy rules of the Securities Exchange Commission (the "SEC") and the Minnesota Business Corporation Act, the law under which the Company is incorporated. The SEC does not require confidential voting and has revised the proxy rules to facilitate the ability of shareholders to communicate among themselves. The Board of Directors believes that the Company's current procedures are in the best interests of its shareholders, and that the voting policy described by the proponent should not be adopted for the following reasons:

  •
  UnitedHealth Group already has independent inspectors of election and a policy of confidential voting. The Company has used its transfer agent, Wells Fargo Shareowner Services, to tabulate votes and serve as independent inspectors of election for a number of years. Proxies received for tabulation are kept at the transfer agent. Although the transfer agent forwards the Company any proxy card which has been returned with written comments, the Company does not otherwise request access to individual proxy cards. Further, the Board of Directors' Principals of Governance, which are reviewed annually, set forth the steps the Board of Directors believes the Company should follow in supporting the role of shareholders in corporate governance. One of these steps includes confidential voting on the election of directors and other significant corporate actions.

  •
  Shareholders may wish to communicate with management. A confidential voting policy as described by the proponent would also effectively eliminate a convenient, cost-effective method for shareholders to communicate with the Company. Many shareholders use the proxy card to communicate with the Company on various matters of concern to them, such as changes of address, or lost or stolen stock certificates, as well as matters relating to the Company's business. These shareholders intend and expect the Company to be able to identify them from the proxy card. The Company values this opportunity to receive communication from its shareholders.

  •
  The Company may wish to communicate with shareholders.  The confidential voting policy described by the proponent would hinder the Company's ability to communicate with shareholders. When issues critical to the success of the Company are involved, the Board of Directors needs to be informed of shareholder opinions so that it may fully discuss these issues with particular shareholders. In addition, the Company may need to contact shareholders who have not returned their proxies to assure a quorum, or to contact those whose proxy cards contain errors or deficiencies so that such shareholders may correct their proxies and cast their votes as intended.

  •
  The Company values shareholder input.  The supporting statement of the proponent asserts that given a policy of confidential voting, "shareholders would feel free to oppose management nominees and issue positions." The Company thoroughly disputes any suggestion by the proponent that the Company discourages shareholder input. The Board of Directors and management of the Company respect the right of each shareholder to vote in accordance with his or her own best judgment free from any form of coercion.

  •
  Most shareholders can choose to be anonymous. Under the Company's current proxy procedures, any shareholder who desires confidential voting may achieve this goal by registering his or her shares in the name of a bank, broker or other nominee. In this way, each shareholder may choose whether his or her vote will be disclosed, rather than having this decision made in advance by the adoption of the proposed confidential voting policy.

    The Board of Directors therefore recommends a vote AGAINST this proposal. Management will vote proxies against this proposal unless shareholders specify otherwise.

RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

    The Board of Directors has appointed Arthur Andersen LLP as independent public accountants for UnitedHealth Group for the fiscal year ending December 31, 2001. The Board has proposed that the shareholders ratify this appointment at the Annual Meeting. Arthur Andersen LLP has audited UnitedHealth Group's financial statements since 1981. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement, and will be available to respond to appropriate questions from shareholders. If the shareholders do not ratify the appointment, the Board of Directors is not obligated to appoint other independent public accountants, but will reconsider the appointment.

Audit Fees

    Arthur Andersen LLP's fees for the audit of the Company's annual financial statements for the year ended December 31, 2000, and for reviews of the Company's financial statements included in the Company's quarterly reports on Form 10-Q for the 2000 fiscal year were $3,467,000.

Financial Information Systems Design and Implementation Fees

    No fees were billed to the Company by Arthur Andersen LLP during the 2000 fiscal year for services related to the design and implementation of financial information systems.

All Other Fees

    UnitedHealth Group incurred fees of $7,120,000 related to all other non-audit services provided by Arthur Andersen LLP during 2000. A substantial amount of these fees relates to services traditionally provided by auditors, such as transaction analysis and due diligence, work related to the filing of registration statements with the SEC, tax services, business risk management consulting and other services.

    The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the independence of Arthur Andersen LLP.

    The Board of Directors recommends a vote FOR this proposal. Management will vote proxies in favor of ratifying this appointment unless otherwise specified.

EXECUTIVE COMPENSATION

Cash and Other Compensation

    The following table provides certain summary information for the fiscal years ended December 31, 2000, 1999 and 1998 relating to cash and other forms of compensation paid to, or accrued by UnitedHealth Group on behalf of, UnitedHealth Group's Chief Executive Officer and each of the four other most highly compensated executive officers of UnitedHealth Group in the fiscal year ended December 31, 2000.

SUMMARY COMPENSATION TABLE

					Long Term Compensation
				Other Annual Compensation ($)(1)
Name and Principal Position	Year	Salary ($)	Bonus ($)		Securities Underlying Options/(#)	All Other Compensation ($)(2)
William W. McGuire, M.D.	2000	1,696,154	3,053,077	109,159	650,000	2,822,599
Chief Executive Officer	1999	1,588,461	2,978,365	81,479	4,150,000	123,863
	1998	1,300,000	-0-	54,985	980,000	110,682
Stephen J. Hemsley	2000	871,154	1,306,731	22,108	300,000	662,672
President and Chief Operating	1999	747,116	1,167,368	19,303	2,020,000	23,929
Officer	1998	559,615	-0-	14,400	560,000	8,913
Jeannine M. Rivet	2000	462,961	555,000	-0-	80,000	15,633
Executive Vice President and	1999	442,831	442,831	6,400	199,624	14,608
Chief Executive Officer,	1998	374,039	178,200	14,400	222,104	11,000
Ingenix
R. Channing Wheeler	2000	457,308	500,000	3,200	100,000	31,839
Chief Executive Officer,	1999	420,192	475,000	-0-	277,520	12,100
Uniprise	1998	365,385	146,650	6,300	160,000	7,154
David J. Lubben	2000	423,631	475,000	4,800	70,000	15,466
Secretary and General Counsel	1999	371,100	400,000	8,078	115,432	16,829
	1998	297,115	128,400	15,332	147,514	8,462

(1)
Other annual compensation for Dr. McGuire includes Company-provided transportation of $67,667 in 2000, $50,839 in 1999 and $29,625 in 1998, and an expense allowance of $21,600 in each of 2000, 1999 and 1998.

(2)
For each of the named executive officers, except Dr. McGuire and Mr. Hemsley, the indicated amounts consist of Company contributions made pursuant to UnitedHealth Group's 401(k) Savings Plan and Executive Savings Plan and Company-paid insurance premiums of $1,744 in each of 2000 and 1999 for Ms. Rivet; $3,870 in 2000 and $3,731 in 1999 for Mr. Wheeler; and $2,757 in 2000 and $2,136 in 1999 for Mr. Lubben. The amounts indicated for Dr. McGuire and Mr. Hemsley include bonuses of $2,600,000 and $600,000, respectively, received in early 2000 for services rendered to UnitedHealth Group over the past several years, as well as Company contributions made pursuant to UnitedHealth Group's 401(k) Savings Plan and Executive Savings Plan. The amounts indicated for Dr. McGuire also include Company-paid insurance premiums of $82,364 in 2000, $77,556 in 1999 and $72,774 in 1998, and the amounts indicated for Mr. Hemsley include Company-paid insurance premiums of $1,516 in each of 2000 and 1999.

OPTION GRANTS IN 2000

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(2)
		% of Total Options Granted to Employees in 2000
	Number of Securities Underlying Options Granted
			Exercise or Base Price ($/share)
				Expiration Date(1)
Name					5%($)	10%($)
William W. McGuire, M.D.	650,000(3)	8.1	23.8125	03/08/10	9,734,110	24,668,145
Stephen J. Hemsley	300,000(4)	3.8	23.8125	03/08/10	4,492,666	11,385,298
Jeannine M. Rivet	40,000(4)	0.5	23.8125	03/08/10	599,022	1,518,040
	40,000(5)	0.5	39.0938	07/26/10	983,435	2,492,218
R. Channing Wheeler	60,000(4)	0.8	23.8125	03/08/10	898,533	2,277,060
	40,000(5)	0.5	39.0938	07/26/10	983,435	2,492,218
David J. Lubben	40,000(4)	0.5	23.8125	03/08/10	599,022	1,518,040
	30,000(5)	0.4	39.0938	07/26/10	737,576	1,869,163

(1)
All options granted in 2000 expire ten years following the date of grant, subject to earlier termination upon certain events related to termination of employment. Options not yet exercisable generally become exercisable upon a change in control of UnitedHealth Group. A change of control as defined in UnitedHealth Group's Amended and Restated 1991 Stock and Incentive Plan and 1998 Broad-Based Stock Incentive Plan occurs upon the sale of all or substantially all of the assets of UnitedHealth Group or any merger, reorganization or exchange or tender offer that will result in a change in the power to elect 50% or more of UnitedHealth Group's Board of Directors.

(2)
The "potential realizable value" shown is the potential gain on the last day the option remains exercisable. This value will be achieved only if the options have been held for the full ten years and the stock price has appreciated at the assumed rate. Potential realizable value is listed for illustration only. The values disclosed are not intended to be, and should not be interpreted as, representations or projections of future value of UnitedHealth Group Common Stock or of the stock price.

(3)
Options become exercisable at the rate of 25% per year over a period of four years on the first day of each year, beginning on January 1, 2001.

(4)
Options become exercisable at the rate of 33.3% per year over a period of three years, subject to certain vesting conditions.

(5)
Options become exercisable at the rate of 25% per year over a period of four years on the twenty-sixth day of July of each year, beginning on July 26, 2001.

AGGREGATED OPTION EXERCISES IN 2000
AND OPTION VALUES AT DECEMBER 31, 2000

Name	Shares Acquired On Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at 12/31/00 Exercisable/ Unexercisable	Value of Unexercised in-the-Money Options At 12/31/00 Exercisable/ Unexercisable ($)(1)
William W. McGuire, M.D.	1,000,000	46,448,512	5,906,791/2,555,833	247,819,400/100,312,136
Stephen J. Hemsley	-0-	-0-	2,151,666/1,328,334	88,354,019/52,082,201
Jeannine M. Rivet	199,638	4,117,785	612,056/343,672	25,113,728/12,754,210
R. Channing Wheeler	138,626	4,349,208	342,486/448,284	13,420,871/17,204,031
David J. Lubben	73,334	1,782,927	241,797/248,213	9,835,859/9,228,670

(1)
Calculated as market price per share on December 29, 2000 (the last trading day of calendar year 2000) of $61.385, less the per share exercise price, times the number of unexercised options.

LONG TERM INCENTIVE PLAN

    The following table reflects awards made under the Company's Supplemental Long Term Executive Compensation Plan (the "Plan") during the fiscal year ended December 31, 2000 to the Chief Executive Officer and the executive officers named in the Summary Compensation Table above. Any payments earned and made under the Plan will be reported in the Summary Compensation Table in the year paid. The amounts shown in the table are for illustration purposes only and should not be construed as payouts for the executives listed. Performance thresholds must be achieved before any payments are made under the Plan.

	Performance or Other Period Until Maturation or Payout(1)
		Estimated Future Payouts Under Non-Stock Price-Based Plans ($)(2)
Name		Threshold	Target	Maximum
William W. McGuire	1999-2000	-0-	821,154	1,642,308
	1999-2001	-0-	847,436	1,694,872
	2000-2002	-0-	899,359	1,798,718
Stephen J. Hemsley	1999-2000	-0-	404,568	809,135
	1999-2001	-0-	419,712	839,423
	2000-2002	-0-	472,875	945,750
Jeannine M. Rivet	1999-2000	-0-	226,448	452,896
	1999-2001	-0-	228,465	456,931
	2000-2002	-0-	244,319	488,638
R. Channing Wheeler	1999-2000	-0-	219,375	438,750
	1999-2001	-0-	223,750	447,500
	2000-2002	-0-	244,319	488,638
David J. Lubben	1999-2000	-0-	198,683	397,366
	1999-2001	-0-	203,289	406,577
	2000-2002	-0-	215,814	431,627

(1)
Each performance cycle ends on December 31 of its final year. Payouts, if any, will be made within six months of the end of the applicable period, provided, however, that a pro rata portion of such payouts may be made earlier upon a change in control of UnitedHealth Group, and participants may elect, if permitted by law, to defer the payment of any awards under UnitedHealth Group's Executive Savings Plan.

(2)
Performance goals are based on a number of criteria, including financial factors, such as revenue, return on equity, and share price appreciation and non-financial factors, such as diversity.

Performance Graph

    The following graph compares the cumulative total return to shareholders with the Standard & Poor's 500 stock index and an index of a group of peer companies selected by UnitedHealth Group for the five-year period ended December 31, 2000. The comparison assumes the investment of $100 on December 31, 1995 in each index and that dividends were reinvested when paid. The companies included in the peer group are Aetna, Inc., First Health Group Corporation, Humana, Inc., Oxford Health Plans, Inc., PacifiCare Health Systems, Inc., Sierra Health Services, Inc., and Wellpoint Health Networks, Inc. UnitedHealth Group is not included in the peer group index. In calculating the cumulative total shareholder return of the peer group index, the shareholder returns of the peer group companies are weighted according to the stock market capitalizations of the companies.

AUDIT COMMITTEE REPORT

    The Audit Committee of the Company's Board of Directors is comprised of four non-employee directors. The Board of Directors has determined that all of the members of the Audit Committee are independent within the meaning of the listing standards of the New York Stock Exchange. The Audit Committee operates under a written charter adopted by the Board of Directors, a copy of which is attached to this Proxy Statement as Appendix B.

    Management is responsible for the Company's internal controls and the financial reporting process. The Company's independent accountants, Arthur Andersen LLP, are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and to issue a report on the Company's financial statements. The Audit Committee's responsibility is to monitor and oversee these processes.

    In this context, the Audit Committee has met and held discussions with management and the independent accountants. Management represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Audit Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees). The Company's independent accountants also provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent accountants the accounting firm's independence.

    Based upon the Audit Committee's discussion with management and the independent accountants and the Audit Committee's review of the representation of management and the report of the independent accountants to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 filed with the SEC.

Members of the Audit Committee

Douglas W. Leatherdale
William C. Ballard, Jr.
James A. Johnson
Robert L. Ryan

COMPENSATION AND HUMAN RESOURCES COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The Board of Directors has delegated to the Compensation and Human Resources Committee (the "Committee") the authority to make certain decisions with respect to the compensation of UnitedHealth Group's Chief Executive Officer, as well as various aspects of other compensation and fringe benefit matters affecting all of UnitedHealth Group's employees, including executive officers. In addition, the Committee administers UnitedHealth Group's stock option and stock based incentive plans.

    Compensation Policies for Executive Officers.  UnitedHealth Group seeks to attract, retain and motivate highly qualified executives who will contribute to UnitedHealth Group's continued success. To achieve these goals, UnitedHealth Group emphasizes cash compensation and stock programs that are tied to Company performance. Specifically, UnitedHealth Group's stock programs give key employees the opportunity to acquire a significant ownership interest in UnitedHealth Group through various stock option and stock purchase plans. UnitedHealth Group also makes available to its executive officers a broad range of benefit programs, which also are available to employees generally, including life and disability insurance, a 401(k) savings plan, an employee stock ownership plan and other benefit programs.

    Along with other highly compensated employees of UnitedHealth Group, executive officers also are eligible to participate in UnitedHealth Group's non-qualified compensation deferral plans. These deferral plans include a component under which UnitedHealth Group matches a portion of the amount of compensation deferred by the employee, up to a certain percentage. The employee also may defer compensation without a Company match. Part of the compensation paid to UnitedHealth Group's executive officers is determined by employment agreements between UnitedHealth Group and certain officers. The employment agreements with the named executive officers are described elsewhere in this Proxy Statement.

    In addition, certain of UnitedHealth Group's executive officers are eligible to participate in a supplemental long-term incentive plan. This plan is intended to incent the Company's most senior executives to achieve superior and sustaining levels of overall performance. The plan has a two-year start up cycle with three-year cycles thereafter. Funding is considered at the end of each cycle based on the achievement of goals established for such cycle. Performance targets must be achieved before any payments are made under the plan.

    The Committee recognizes that the industry in which UnitedHealth Group operates is highly competitive. The industry is continually undergoing significant changes resulting in a substantial demand for qualified, experienced executive personnel. In addition, significant opportunities exist for the Company's executives in other industries. In the Committee's opinion, compensation levels at companies of comparable size and complexity across all industries are a competitive factor that need to be considered in determining executive compensation. One aim of UnitedHealth Group's executive compensation policies is to make it possible for executives to earn cash compensation equaling or exceeding the amount the executive would earn in a comparable position in any industry. The Committee believes, however, that the higher level of compensation should be paid only when performance warrants. For these reasons, UnitedHealth Group's executive cash compensation consists of fixed base salary and incentive compensation. The Committee reviews the base salary ranges for the executive officers periodically. The Committee may increase (or decrease) these ranges to reflect changes in the responsibilities of a particular position, changes in the base salaries paid to executives at other companies of similar size and operating complexity, changes in the size and scope of UnitedHealth Group's operations, or the effect of inflation. Increases to an executive's base salary are based upon the executive's personal contribution to corporate performance, increases in his or her responsibilities, and salaries paid to executives at other companies of similar size and operating complexity.

    The other, and potentially more significant, part of executive cash compensation is incentive payments under UnitedHealth Group's 2000 Leadership Incentive Program. Under the 2000 Leadership Incentive Program, an executive's annual incentive compensation payment generally depends on three performance factors: (i) the overall performance of UnitedHealth Group; (ii) the overall performance of the business segment or corporate division in which the executive serves; and (iii) the executive's individual performance. With UnitedHealth Group's realignment of resources and activities to more directly support the operations of its businesses, the 2000 Leadership Incentive Program tailors the performance factors to match those of the business segment or corporate division in which the particular executive serves. The Committee establishes performance objectives for UnitedHealth Group, and management sets the objectives for each business segment or corporate division based on UnitedHealth Group's operating budget and targets for the upcoming year, along with projections for growth and strategic objectives. The Committee takes into account UnitedHealth Group's goal to remain a growing, highly respected leader in the health and well-being market. The performance objectives consist of financial goals, including earnings per share and operating income, and non-financial goals, including quality, compliance, corporate integrity and service initiatives. Individual executive performance is measured against an annual incentive target, which represents a percentage of base salary the executive can earn as bonus compensation if performance warrants. The incentive target is set at a higher percentage for more senior officers. As a result, the more senior executive officers have a higher percentage of their potential total compensation subject to UnitedHealth Group's results and to their individual performance.

    The Committee concluded that UnitedHealth Group performed very well in 2000. Among other milestones reached by UnitedHealth Group in 2000, the Company achieved record revenues of $21.1 billion, record earnings from operations of $1.2 billion, record net earnings applicable to common shareholders of $705 million, record cash flows of $1.5 billion generated from operating activities and a return on shareholders' equity of 19.0%, up from 14.1% in 1999. Recognition of this performance was reflected in an increase in the Company's stock price of approximately 130%. The Committee recognized that UnitedHealth Group, as a consolidated entity, and most of the Company's business segments and functional units met or exceeded goals established for them. In light of these factors, the Committee adopted management's recommendations for 2000 and paid approximately $65 million in cash incentive compensation. Payments favored the business segments and functional units that achieved the highest performance relative to established goals, while units with lesser results received reduced payments. The Committee further concluded that the strong performance UnitedHealth Group achieved resulted in significant part from the leadership efforts of the Company's Chief Executive Officer and President, and in the Committee's opinion these efforts justified an award under UnitedHealth Group's incentive program for these officers.

    The Committee believes that it is important to provide executive officers with a longer-term interest in UnitedHealth Group's performance through various stock ownership programs, including stock option, restricted stock grant, stock purchase and other programs. The Committee believes that these programs have contributed to employee productivity and loyalty. Options granted to executives generally vest over a two to four year period, subject to certain conditions.

    UnitedHealth Group has traditionally encouraged the alignment of employee and shareholder interests through equity-based incentive programs, and has tried to have at least 10% of its fully diluted shares outstanding held by employees and directors in the form of unexercised stock options, stock grants or owned shares. In light of the Company's on-going and significant share repurchase program, this percentage could be higher. The Company's primary equity based incentive programs include an employee stock purchase plan, an employee stock ownership plan and stock option plans. The employee stock purchase plan is a tax qualified plan that enables eligible employees to set aside from 1% to 10% of their salary to purchase shares of Common Stock at a discounted price. The employee stock ownership plan gives all eligible employees a personal stake in the Company's performance by providing them an opportunity to own Common Stock. Participation in this plan is automatic beginning on the first day of the month following an employee's one-year service anniversary.

    The Committee continues to place emphasis on stock option programs as a means of incenting employees on a long-term basis. In determining the number of stock options to grant to executive officers, the Committee considers various factors, including: (i) the executive's responsibilities and potential for directly contributing to UnitedHealth Group's performance; (ii) base salary amount; and (iii) the total number of options previously granted to the executive.

    Chief Executive Officer's 2000 Compensation.  The Committee determines Dr. McGuire's compensation consistent with the principles noted above and by the terms of his employment agreement with UnitedHealth Group. As UnitedHealth Group's Chief Executive Officer, a significant amount of Dr. McGuire's cash compensation varies with overall Company performance.

    Dr. McGuire's 2000 base salary of $1,700,000 was established based on the Committee's review of his performance on behalf of UnitedHealth Group and according to his employment agreement. The Committee determines any increases in Dr. McGuire's annual base salary from year to year, in addition to any increases required by his employment agreement, to be competitive with compensation paid similarly situated chief executives in the health care industry, as well as other companies of comparable size and operating complexity. Based on the periodic advice it has received from an independent compensation consulting firm to help develop Dr. McGuire's compensation package, the Committee believes Dr. McGuire's base salary is appropriate in relation to compensation for chief executive officers of other companies of comparable size, complexity and overall condition.

    In addition, Dr. McGuire received a payment under the Company's 2000 Leadership Incentive Program of $3,053,077. In determining the amount of this payment, the Committee considered the Company's performance in 2000 in relation to the goals established and compared that performance to prior years' results. In that regard, the Committee identified a number of significant operational achievements, including record revenues and earnings and an increase in the Company's stock price of approximately 130%. The Committee also considered the continuing evolution of the Company's realignment into five strategically linked businesses. Finally, the Committee considered the marketplace generally and established incentive compensation levels for corporate executive positions. On the basis of these and other factors it was the Committee's conclusion that the $3,053,077 award was an appropriate incentive amount.

    The Committee believes it is important to link a significant portion of Dr. McGuire's potential compensation to future Company performance. As part of his overall compensation package, Dr. McGuire receives grants of stock options and restricted stock awards from time to time. Pursuant to the terms of his employment agreement, the Company granted to Dr. McGuire in 2000 an option to purchase 650,000 shares at an exercise price of $23.8125 per share, which was the fair market value of the stock on the grant date. This option may be exercised at the rate of 25% per year over a period of four years on the first day of each year, beginning on January 1, 2001.

    Compliance with Internal Revenue Code Section 162(m).  Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to publicly held companies for compensation exceeding $1 million paid to each of the corporation's chief executive officer and four other most highly compensated executive officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. UnitedHealth Group's 1991 Stock and Incentive Plan has been structured in a manner that appears to comply with the statute's requirements. As a result, UnitedHealth Group generally does not expect compensation associated with stock options issued pursuant to the 1991 Stock and Incentive Plan to be subject to the deduction limit. Because the majority of UnitedHealth Group's executive officers' compensation that could exceed the $1 million limitation is associated with such stock options, UnitedHealth Group does not expect this deduction limitation to have a material effect on its operations or financial condition. UnitedHealth Group does not expect to take any further action with respect to its compensation programs to avoid paying compensation that exceeds the $1 million limitation and for which UnitedHealth Group would lose the corresponding tax deduction.

SUBMITTED BY THE COMPENSATION AND HUMAN RESOURCES COMMITTEE.

Thomas H. Kean
Mary O. Mundinger
William G. Spears

Executive Employment Agreements

    UnitedHealth Group has entered into an employment agreement with each of the executive officers named in the Summary Compensation Table.

    William W. McGuire, M.D.  Dr. McGuire entered into a revised employment agreement, effective October 13, 1999, to serve as Chief Executive Officer. The initial term of this agreement is five years ending on October 13, 2004 and is automatically extended for additional one-year periods on each anniversary of the effective date unless either party delivers prior notice of intent not to renew.

    Pursuant to the agreement, Dr. McGuire currently receives a base annual salary of $1,700,000 which is subject to a minimum increase of $100,000 each year. During each calendar year of the initial five-year term of the agreement, Dr. McGuire receives a nonqualified stock option to purchase a minimum of 650,000 shares of UnitedHealth Group Common Stock. This stock option vests over a period of four years at the rate of 25% per year, subject to additional vesting provisions if specified future events occur. Dr. McGuire is eligible to participate in UnitedHealth Group's incentive bonus plan at prescribed levels and in its other employee benefit programs. In addition, UnitedHealth Group provides and pays for life and disability policies on Dr. McGuire that he owns. The agreement provides Dr. McGuire with a supplemental retirement benefit equal to a percentage of his cash compensation during the three calendar years preceding his retirement.

    The employment agreement provides severance benefits if Dr. McGuire's employment by UnitedHealth Group ends under certain circumstances. If his employment is terminated by UnitedHealth Group without cause or by Dr. McGuire for good reason as those terms are defined in the agreement, UnitedHealth Group will pay Dr. McGuire his salary and bonus for the 36 months following the termination of his employment. In addition, Dr. McGuire will continue to receive credited service under his supplemental retirement benefits for the 36-month period. Certain stock options and restricted stock awards granted to Dr. McGuire will also vest and all of his options will remain exercisable for a period of up to 72 months but not beyond the expiration date of the respective option.

    If Dr. McGuire's employment is terminated because of his death or permanent disability, UnitedHealth Group will pay his beneficiaries or him his salary and bonus for a period of 24 months. In addition, he or his beneficiaries will receive the proceeds from his disability or life insurance policies, and certain of his stock options will vest immediately and all of his options will remain exercisable for up to 36 months following his death or permanent disability but not beyond the expiration date of the respective option.

    If Dr. McGuire voluntarily terminates his employment without Good Reason, UnitedHealth Group will pay his beneficiaries or him his salary and bonus for a period of 24 months. Any vested stock options at the time of the termination of his employment will remain exercisable for up to 36 months following termination of his employment but not beyond the expiration date of the respective option. In addition, in the event of any termination of Dr. McGuire's employment other than a termination for cause, UnitedHealth Group will continue to provide health coverage for Dr. McGuire and his spouse for the remainder of their lives and his children until age 25.

    Pursuant to the employment agreement, Dr. McGuire is subject to provisions prohibiting his solicitation of UnitedHealth Group employees and competition with UnitedHealth Group during the term of the agreement, for the period of the severance payments and one-year thereafter. In addition, he is prohibited at all times from disclosing confidential information related to UnitedHealth Group.

    Stephen J. Hemsley. Mr. Hemsley entered into an employment agreement, effective October 13, 1999, to serve as President of UnitedHealth Group. The term of this agreement continues until it is terminated in accordance with its terms as discussed below.

    During each calendar year of the agreement, Mr. Hemsley receives a nonqualified stock option to purchase a minimum of 300,000 shares of UnitedHealth Group Common Stock. This stock option vests over a period of four years at the rate of 25% per year (or such greater rate as the Committee may establish) based on the achievement of performance goals established at the time of grant or upon the ninth anniversary of the date of grant, subject to additional vesting provisions if specified future events occur. Mr. Hemsley is eligible to participate in UnitedHealth Group's incentive bonus plan at prescribed levels and in its other employee benefit programs. In addition, UnitedHealth Group provides and pays for life and disability policies on Mr. Hemsley that he owns. Pursuant to the terms of the agreement, UnitedHealth Group is in the process of establishing a supplemental retirement benefit plan for Mr. Hemsley that will be reasonable and customary for executives of a similar position in comparably sized companies.

    The employment agreement provides severance benefits if Mr. Hemsley's employment by UnitedHealth Group ends under certain circumstances. If his employment is terminated by UnitedHealth Group without cause or by Mr. Hemsley for good reason other than in connection with a change of control as those terms are defined in the agreement, UnitedHealth Group will pay Mr. Hemsley two times his annual salary and bonus over the 12 months following the termination of his employment. If such termination is in connection with a change of control, Mr. Hemsley will receive three times his annual salary and bonus over the 12 months following the termination of his employment. If the termination is in connection with a change of control, any stock options or restricted stock awards granted to Mr. Hemsley will also vest and the stock options will remain exercisable for a period of 36 months but not longer than the expiration date under the respective option. If the termination is not in connection with a change of control, the Compensation and Human Resources Committee will give consideration to the vesting of any unvested options and the period that the vested options remain exercisable after termination of Mr. Hemsley's employment.

    If Mr. Hemsley's employment is terminated because of his death or permanent disability, UnitedHealth Group will pay his beneficiaries or him his salary and bonus for a period of 12 months. In addition, he or his beneficiaries will receive the proceeds from his disability or life insurance policies, and certain of his stock options will vest immediately and all of his stock options will remain exercisable for up to 36 months following his death or permanent disability but not beyond the expiration date of the respective option. In addition, in the event of any termination of Mr. Hemsley's employment, other than a termination for cause, UnitedHealth Group will continue to provide health coverage for Mr. Hemsley and his spouse until age 65 and his children until age 25.

    Pursuant to the employment agreement, Mr. Hemsley is subject to provisions prohibiting his solicitation of UnitedHealth Group employees during the term of the agreement, for the period of the severance payments and for one year thereafter. Mr. Hemsley is also prevented from competing with UnitedHealth Group during the term of his employment and the period that severance payments are made to him under the employment agreement. In addition, he is prohibited at all times from disclosing confidential information related to UnitedHealth Group.

    David J. Lubben. Mr. Lubben entered into an employment agreement, effective October 16, 1998, to serve as General Counsel of UnitedHealth Group. This agreement remains in effect until it is terminated by either party under certain circumstances. Under this agreement, Mr. Lubben is eligible to participate in UnitedHealth Group's incentive bonus and stock plans and its other employee benefit plans.

    Jeannine M. Rivet. Ms. Rivet entered into an employment agreement, effective October 16, 1998, to serve as an executive officer of UnitedHealth Group. This agreement remains in effect until it is terminated by either party under certain circumstances. Under this agreement, Ms. Rivet is eligible to participate in UnitedHealth Group's incentive bonus and stock plans and its other employee benefit plans.

    R. Channing Wheeler. Mr. Wheeler entered into an employment agreement, effective June 9, 1998, to serve as Chief Executive Officer of Uniprise. The initial term of this agreement is three years; after the initial term, this agreement automatically renews for additional one year terms unless either party provides prior notice of intent not to renew. Under this agreement, Mr. Wheeler is eligible to participate in UnitedHealth Group's incentive bonus and stock plans and its other employee benefit plans.

    Pursuant to their agreements, each of Ms. Rivet and Messrs. Wheeler and Lubben are entitled to receive severance compensation for a 12-month period equal to the executive's base salary and bonus (as determined by his or her agreement) if the executive's employment is terminated by UnitedHealth Group without cause or if a change in employment occurs (each as defined in his or her agreement). This severance compensation is greater if these events occur within two years following a change in control (as defined in his or her agreement). During the term of these agreements and during certain periods of time following termination of these agreements, each executive is subject to a non-solicitation provision and each of Ms. Rivet and Mr. Wheeler are subject to a non-competition provision.

Severance Arrangements and Change-in-Control Provisions

    According to UnitedHealth Group's Severance Pay Plan, which applies to all regular Company employees, certain of the executive officers may be eligible to receive severance pay following their termination in certain events. However, any payments an executive officer receives in connection with a change in control (as defined in and pursuant to an employment agreement with UnitedHealth Group) will replace and be in lieu of payment and/or benefits under any Company severance program, including UnitedHealth Group's Severance Pay Plan. Under UnitedHealth Group's Severance Pay Plan,

the amount of severance pay following termination depends upon the executive officer's length of service, grade level within UnitedHealth Group, and the execution of a Company-approved release.

    In the case of a change in control of UnitedHealth Group, certain of the outstanding stock options granted under UnitedHealth Group's Amended and Restated 1991 Stock and Incentive Plan and 1998 Board-Based Stock Incentive Plan will become exercisable in full. Change in control is defined for this purpose as the sale of all or substantially all of UnitedHealth Group's assets, or any merger, reorganization or exchange or tender offer that will result in a change in the power to elect 50% or more of the members of UnitedHealth Group's Board of Directors.

    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table provides information about each shareholder known to UnitedHealth Group to own beneficially more than 5% of the outstanding shares of the Company's Common Stock as of December 31, 2000.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class(2)
FMR Corp.(3) 82 Devonshire Street Boston, MA 02109-3164	24,359,694
Marsh & McLennan Companies, Inc.(4) 1166 Avenue of the Americas New York, NY 10036	22,439,929
The Mutuelles AXA(5)	18,709,464

(1)
Except as otherwise described, the shareholders in the table have sole voting and investment powers with respect to the shares listed.

(2)
Percent of class calculation is based on           shares of UnitedHealth Group's Common Stock outstanding as of March 30, 2001.

(3)
This information is based on a Schedule 13G/A filed by FMR Corp. ("FMR") with the SEC on February 14, 2001, reporting beneficial ownership data as of December 31, 2000. FMR, through its control over Fidelity Management & Research Company, a wholly-owned investment adviser subsidiary of FMR, and Fidelity Management Trust Company and Fidelity International Limited, holds sole investment power with respect to 24,359,694 shares of Common Stock.

(4)
This information is based on a Schedule 13G reporting beneficial ownership data as of December 31, 2000, filed on February 22, 2001 by Putnam Investments, LLC ("PI"), on behalf of itself and Marsh & McLennan Companies, Inc. ("M&MC"), Putnam Investment Management, LLC ("PIM"), and The Putnam Advisory Company, LLC ("PAC"). M&MC does not hold shares of UnitedHealth Group Common Stock itself, but PI is a wholly-owned subsidiary of M&MC, and PI in turn wholly owns two registered investment advisers that do hold shares of UnitedHealth Group's Common Stock: PIM (the investment adviser to the Putnam family of mutual funds) and PAC (the investment adviser to Putnam's institutional clients). Both subsidiaries have dispository power over the shares as investment managers, but each of the mutual fund's trustees have voting power over the shares held by each fund, and PAC has shared voting power over the shares held by the institutional clients.

(5)
This information is based on a Schedule 13G reporting beneficial ownership data as of December 31, 2000, jointly filed on February 13, 2001 by (1) AXA Financial, Inc.; (2) AXA, which beneficially owns a majority interest in AXA Financial, Inc.; and (3) the Mutuelles AXA, which as a group controls AXA. None of the filing parties holds shares of UnitedHealth Group Common Stock, but AXA Rosenberg (U.S.), which does hold shares of UnitedHealth Group Common Stock, is a subsidiary of AXA, and AXA Financial Inc. has two subsidiaries that hold shares of UnitedHealth Group Common Stock: Alliance Capital Management L.P. and The Equitable Life Assurance Society of the United States. There are two addresses for The Mutuelles AXA. One, for AXA Conseil Vie Assurance Mutuelle, AXA Assurances I.A.R.D. Mutuelle, and AXA Assurances Vie Mutuelle, is 370, rue Saint Honore/75001 Paris, France. The second address, for AXA Courtage Assurance Mutuelle, is 26, rue Louis le Grand/75002 Paris, France.

    The following table provides information about the beneficial ownership of the Company's Common Stock as of March 5, 2001 by each director and nominee for director, each named executive officer, and by all directors and all executive officers as a group. The amounts set forth in the column entitled "Amount and Nature of Beneficial Ownership" include shares set forth in the column entitled "Number of Shares Beneficially Owned as a Result of Options Exercisable Within 60 Days of March 5, 2001."

Name of Beneficial Owner or Identity of Group	Amount and Nature of Beneficial Ownership(1)	Number of Shares Beneficially Owned as a Result of Options Exercisable Within 60 Days of March 5, 2001
William C. Ballard	94,400	79,000
Richard T. Burke	1,288,262(2)	335,000
Stephen J. Hemsley	2,291,810(3)	2,285,000
James A. Johnson	170,400(4)	143,000
Thomas H. Kean	156,000(5)	143,000
Douglas W. Leatherdale	542,900(6)	335,000
William W. McGuire, M.D.	6,877,886(3)	6,615,124
Walter F. Mondale	54,340(7)	41,000
Mary O. Mundinger	50,200	41,000
Robert L. Ryan	52,000	41,000
William G. Spears	223,224	207,000
Gail R. Wilensky	90,000	81,000
Jeannine M. Rivet	705,111(3)	645,389
R. Channing Wheeler	394,221(3)	389,986
David J. Lubben	282,240	281,796
All executive officers and directors as a group (18 persons)	13,737,726(8)	12,128,027

(1)
Unless otherwise noted, each person and group identified possesses sole voting and investment power with respect to the shares shown opposite such person's or group's name. Shares not outstanding but deemed beneficially owned by virtue of the right of an individual to acquire them within 60 days of March 5, 2001 are treated as outstanding only when determining the amount and percent owned by such individual or group. The number of shares owned for each non-employee director (Messrs. Ballard, Burke, Johnson, Kean, Leatherdale, Mondale, Ryan and Spears and Messes. Mundinger and Wilensky) include 7,000 shares of restricted Common Stock, 4,000 of which were granted to these directors in 1999 and 3,000 of which were granted in 2000. The restrictions on these shares lapse ratably over a period of three years from the grant date. All amounts shown for individuals reflect less than 1% of the shares outstanding, except for Dr. McGuire who beneficially owns 2.1% of the shares outstanding. The group total reflects 4.1% of the shares outstanding.

(2)
Includes 33,062 shares held directly by Mr. Burke's spouse. Mr. Burke disclaims beneficial ownership with respect to these shares.

(3)
Includes the following number of shares held in account by the Trustee of UnitedHealth Group's employee stock ownership plan for each of the following, who have sole voting power and no investment power: Dr. McGuire, 1,555 shares; Mr. Hemsley, 36 shares; Mr. Lubben, 44 shares; Ms. Rivet, 408 shares; and Mr. Wheeler, 60 shares.

(4)
Includes 400 shares held by Mr. Johnson in family trusts. Mr. Johnson disclaims beneficial ownership with respect to these shares.

(5)
Includes 2,000 shares held by Mr. Kean in a trust for the benefit of his minor child.

(6)
Includes 1,400 shares held by Mr. Leatherdale's one dependent child. Mr. Leatherdale disclaims beneficial ownership with respect to these shares.

(7)
Includes 1,140 shares held by Mr. Mondale in a revocable trust and 4,200 shares held in an Individual Retirement Account.

(8)
Includes 2,990 shares held by the Trustee of UnitedHealth Group's employee stock ownership plan for the accounts of executive officers of UnitedHealth Group, with respect to which such persons have sole voting power and no investment power, and the indirect holdings included in footnotes (2), (4), (5), (6) and (7) above.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires executive officers and directors, and persons who beneficially own more than 10% of UnitedHealth Group's Common Stock, to file initial reports of ownership and reports of changes in ownership with the SEC and the New York Stock Exchange. Executive officers, directors and greater than 10% beneficial owners are required by SEC regulations to furnish UnitedHealth Group with copies of all Section 16(a) forms they file.

    Based solely on UnitedHealth Group's review of copies of such reports and written representations from UnitedHealth Group's executive officers and directors, UnitedHealth Group believes that its executive officers and directors complied with all Section 16(a) filing requirements during 2000, except for the following filings. On May 12, 2000, Ms. Wilensky sold 17,500 shares of Common Stock that she acquired pursuant to an exercise of options. Although the acquisition of such shares was timely reported, the sale was reported on an amended Form 4, which was filed in July 2000. On May 12, 2000, David J. Lubben sold 16,667 shares of Common Stock that he acquired pursuant to an exercise of options. Although the acquisition of such shares was timely reported, the sale was reported on an amended Form 4, which was filed in July 2000. On May 17, 2000, Mr. Wheeler sold 29,313 shares of Common Stock that he acquired pursuant to an exercise of options. Although the acquisition of 18,063 of these shares was timely reported, the acquisition of the remaining 11,250 shares was reported on an amended Form 4, which was filed in June 2000, and the sale was reported on an amended Form 4, which was filed in July 2000.

CERTAIN RELATIONSHIPS AND TRANSACTIONS

    During UnitedHealth Group's fiscal year ended December 31, 2000, UnitedHealth Group paid insurance premiums, in an amount which was not material to either The St. Paul Companies, Inc. or UnitedHealth Group, to The St. Paul Companies, Inc., of which Mr. Leatherdale is a director and an executive officer.

    Dorsey & Whitney LLP is UnitedHealth Group's corporate legal counsel. Mr. Mondale is a partner of Dorsey & Whitney LLP.

OTHER MATTERS

    In accordance with the requirements of advance notice described in the Company's Bylaws, no other proposals of shareholders will be presented at the Annual Meeting. The Board of Directors of UnitedHealth Group knows of no other matters that may come before the Annual Meeting. However, if any matters calling for a vote of the shareholders, other than those referred to in this Proxy Statement, should properly come before the meeting, the persons named in the enclosed proxy will vote such proxy according to their individual judgment.

SHAREHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING

    In order to be eligible for inclusion in the Company's next Proxy Statement or consideration at the Company's next Annual Meeting, shareholder proposals must be in writing and must be delivered to UnitedHealth Group's principal executive offices at UnitedHealth Group Center, 9900 Bren Road East, Minnetonka, Minnesota 55343, not later than December   , 2001. Shareholder proposals must be in the form provided in the Company's Bylaws.

    If the Company does not receive timely notice, shareholder proposals will be excluded from inclusion in the Proxy Statement and from consideration at the meeting. This advance notice requirement supersedes the statutory notice period in Rule 14a-4(c)(1) of the federal proxy rules regarding the discretionary proxy voting authority of the Board of Directors in connection with such shareholder business.

BY ORDER OF THE BOARD OF DIRECTORS,
David J. Lubben Secretary

APPENDIX A

Text of Proposed Amended Section 3(a)
of the Company's
Second Restated Articles of Incorporation

3.
(a) Authorized Classes of Stock. The total number of shares of capital stock which this corporation is authorized to issue is 1,510,000,000 shares, including 1,500,000,000 shares of Common Stock, $.01 par value, and 10,000,000 shares of Preferred Stock, $.001 par value. Shares of each class of stock of the corporation may be issued for such consideration and for such corporate purposes as the Board of Directors may from time to time determine.

A-1

APPENDIX B

UNITEDHEALTH GROUP

BOARD OF DIRECTORS

AUDIT COMMITTEE CHARTER

INTRODUCTION AND PURPOSE

    UnitedHealth Group Incorporated (the "Company") is a publicly-held company and operates in a complex, dynamic, highly competitive, and regulated environment. In order to assure the kind of informed decision making beneficial to the Company, much of the Board's oversight occurs through the standing committees of the Board, such as the Audit Committee. The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing (a) the Company's financial reporting and public disclosure activities, (b) the Company's system of internal controls regarding finance, accounting and integrity that management and the Board have established, (c) the Company's auditing, accounting, and financial reporting processes generally, and (d) management's identification and control of key business and financial risks. The Audit Committee's primary duties and responsibilities are to:

  •
  Serve as an independent and objective party to monitor the Company's financial reporting process and internal control system;

  •
  Review and appraise the audit efforts of the Company's independent outside auditor and its Business Risk Management Group, including such group's oversight of the Company's outsourced internal audit function;

  •
  Provide an open avenue of communication among the independent outside auditor, financial and senior management, the Business Risk Management Group, the outsourced internal audit function, and the Board of Directors.

    The Audit Committee's job is one of oversight. The Company's management is responsible for preparing the Company's financial statements and the independent outside auditor is responsible for auditing those financial statements. The Audit Committee recognizes that financial management (including the outsourced internal auditing function), as well as the independent outside auditor, have more time, knowledge and detailed information on the Company than do Audit Committee members. Consequently, in carrying out its oversight responsiblities, the Audit Committee is not providing any expert or special assurance as to the Company's financial statements or any professional certification as to the independent outside auditor's work.

COMPOSITION

    The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent directors, and free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee. In particular, no member of the Audit Committee:

  •
  Shall have been employed by the Company or any of its affiliates for any of the past five years;

  •
  Shall receive compensation from the Company or any of its affiliates other than compensation for Board service or benefits under a tax-qualified retirement plan;

  •
  Shall be a member of the immediate family of an individual who is, or has been in any of the past five years, employed by the Company or any of its affiliates as an executive officer;

  •
  Shall be a partner in, or a controlling shareholder or executive officer of, any business or professional services organization to which the Company made, or from which the Company received, payments that are or have been significant to the Company or the business or professional services organization in any of the past five years;

  •
  Shall have had a direct business relationship with the Company under which the Company made, or from which the Company received, payments that are or have been significant to the Company or the member in any of the past five years;

  •
  Shall be employed as an executive of another company for which any of the Company's executives serves on that other company's compensation committee.

    All members of the Committee shall be, either at the time of appointment or within a reasonable time after appointment, "financially literate," that is, at a minimum, have the ability to read and understand fundamental financial statements, including the Company's balance sheet, income statement, and cash flow statement. In addition, at least one member of the Committee shall have accounting or related financial management expertise. Committee members may enhance their familiarity with finance and accounting by participating in educational programs conducted by the Company or an outside consultant.

    The members of the Committee shall be elected by the Board at the annual organizational meeting of the Board and shall serve until their successors shall be duly elected and qualified. Unless a Chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

MEETINGS

    The Committee shall meet at least five times annually, or more frequently as circumstances dictate. One of those meetings shall take place in March and focus on review and approval of annual audited consolidated financial statements and related information prior to filing with the Securities and Exchange Commission. To the extent practicable, each of the Committee members shall attend each of the regularly scheduled meetings in person. As part of its job to foster open communication, time should be set aside at each meeting for the Committee to meet with management and the independent outside auditor in separate sessions to discuss any matters that the Committee or each of these groups believe should be discussed privately. The Committee may ask members of management or others to attend the meetings and provide pertinent information, as necessary.

    A majority of the Committee members currently holding office constitutes a quorum for the transaction of business. The Committee shall take action by the affirmative vote of a majority of the Committee members present at a duly held meeting.

RESPONSIBILITIES AND DUTIES

    The Audit Committee shall be subject to the following principles and shall undertake the following responsibilities and duties.

  Documents/Reports Review

  •
  Review and update this Charter annually.

  •
  Review the organization's annual financial statements and any other significant reports or financial information prior to submission to any governmental body, or the public, including without limitation (i) any certification, report, opinion, or review rendered by the independent accountants, and (ii) the annual Form 10-K and Management's Discussion and Analysis of Financial Condition and Results of Operation contained therein. The Chair of the Committee may represent the entire Committee for purposes of this review.

  •
  Review significant findings and recommendations of the Company's independent outside auditor and the Company's outsourced internal auditors, together with management's responses.

  •
  Review with financial management and the independent outside auditor key highlights of Quarterly Reports on Form 10-Q prior to filing. The Chair of the Committee may represent the entire Committee for purposes of this review.

  Independent Outside Auditor

  •
  Oversee the selection, evaluation, retention and replacement of the Company's independent outside auditor, who is ultimately accountable to the Audit Committee and the Board of Directors, as the representative of the Board of Directors and the shareholders.

  •
  Recommend to the Board of Directors the selection of the Company's independent outside auditor, considering independence and effectiveness, and approve the fees and other compensation to be paid to the Company's independent outside auditor. On an annual basis, the Committee shall receive from the selected independent outside auditor a written statement delineating all significant relationships (and related fees) the Company's independent outside auditor has with the Company. The Committee is responsible for actively engaging in a dialogue with the independent outside auditor with respect to any disclosed relationship or services that may impact the objectivity and independence of the independent outside auditor and for recommending that the Board of Directors take appropriate action in response to the report to satisfy itself of the independent outside auditor's independence.

  •
  Review the performance of the Company's independent outside auditor and approve any proposed discharge of the Company's independent outside auditor when circumstances warrant.

  •
  Review the prior year's audit fee and the current year's fee estimate.

  •
  Periodically consult with the Company's independent outside auditor, outside of the presence of management, about the auditor's judgments about the quality, and not just the acceptability, of the Company's accounting principles as applied to its financial reporting, and the Company's internal controls and the fullness and accuracy of the Company's financial statements.

  Financial Reporting Processes

  •
  In consultation with the Company's independent outside auditor, Business Risk Management Group and its outsourced internal auditors, review the integrity of the Company's financial reporting processes, both internal and external.

  •
  Consider the independent outside auditor's judgments about the quality and appropriateness of the Company's accounting principles as applied in its financial reporting.

  •
  Consider and approve, if appropriate, major changes to the Company's auditing and accounting principles and practices or major adjustments to the Company's accounting entries, as suggested by the Company's independent outside auditor, management, or the outsourced internal auditors.

  Process Analysis and Review

  •
  Establish regular and separate systems of reporting to the Audit Committee by each of management and the independent outside auditor regarding any significant judgments made in management's preparation of the financial statements and the view of each as to appropriateness of such judgments.

  •
  Review and discuss the scope of the annual audit plans for both the outsourced internal auditor and the independent outside auditor.

  •
  Following completion of the annual audit, review separately with each of management and the independent outside auditor, any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.

  •
  Review any significant disagreement among management and the independent outside auditor in connection with the preparation of the financial statements.

  •
  Review with the Company's independent outside auditor, the Business Risk Management Group, the Company's outsourced internal audit function and management the extent to which changes or improvements in financial or accounting practices, as approved by the Audit Committee, have been implemented.

  Other Activities

  •
  Review the tax issues and/or legal and regulatory matters that may have a material impact on the financial statements and related reserve positions.

  •
  Evaluate off-balance sheet risks the Company may have and management's controls with respect to such risks.

  •
  Consider and review with the Company's Business Risk Management Group the outsourced internal audit budget and staffing, including activities, organizational structure, auditor qualifications, and quality assurance reviews.

  •
  Review and concur in the appointment, replacement, reassignment, or dismissal of the Company's outsourced internal audit vendor(s).

  •
  Ensure that management has the proper review system in place to ensure that the Company's financial statements, reports, and other financial information disseminated to governmental organizations and the public satisfy legal requirements.

  •
  Inquire of management, the Business Risk Management Group, and the Company's independent outside auditor about significant business/financial risks or exposures and assess the steps management has taken to minimize such risk to the Company.

  •
  Review reports from management on significant fraud losses or defalcations ascertaining whether loss resulted due to circumvention of existing controls or lack thereof. In addition, the Committee should review losses in any amount which, in the opinion of management or the auditors, are indicative of serious control problems or which involve senior officers of the Company.

  •
  Report Committee actions to the Board of Directors with such recommendations as the Committee may deem appropriate.

    The Audit Committee shall have the power to conduct or authorize investigations into any matters within the Committee's scope of responsibilities. The Committee shall be empowered to retain independent counsel, accountants, or others to assist it in the conduct of any investigation.

    The Audit Committee will perform such other functions as assigned by law, the Company's charter or Bylaws, or the Board of Directors.

    The Audit Committee, in conjunction with the Company's Compliance and Government Affairs Committee, as appropriate, shall:

  •
  Review periodically with the independent outside auditor, the Corporate Integrity Officer, or the Business Risk Management Group the results of monitoring of compliance with the Company's Code of Conduct.

  •
  Review current/pending litigation or regulatory proceedings bearing on corporate governance in which the Company is a party.

  •
  Review significant cases of employee conflict of interest and related-party transactions, misconduct, or fraud.

  •
  Monitor audits/examinations by governmental or other regulatory agencies.

PROXY	PROXY

UNITEDHEALTH GROUP INCORPORATED
ANNUAL MEETING OF SHAREHOLDERS
Wednesday, May 9, 2001
10:00 a.m.
UnitedHealth Group Center
9900 Bren Road East
Minnetonka, Minnesota

UnitedHealth Group Incorporated 9900 Bren Road East Minnetonka, Minnesota 55343

This proxy is solicited by the Board of Directors for use at the Annual Meeting on Wednesday, May 9, 2001.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify below.

If no choice is specified, the proxy will be voted "FOR" Proposals 1, 2 and 4 and "AGAINST" Proposal 3.

By signing the proxy, you revoke all prior proxies and appoint each of Stephen J. Hemsley, David J. Lubben and William W. McGuire, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments thereof.

See reverse for voting instructions.

THERE ARE THREE WAYS TO VOTE YOUR PROXY:

1.
VOTE BY PHONE—TOLL FREE—
  •
  Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week.
  •
  You will be prompted to enter your 3-digit company number and your 7-digit control number, located in the box above.
  •
  Follow the simple instructions.
2.
VOTE BY INTERNET—
  •
  Use the internet to vote your proxy 24 hours a day, 7 days a week.
  •
  You will be prompted to enter your 3-digit company number and your 7-digit control number, located in the box above, to obtain your records and create an electronic ballot.
3.
VOTE BY MAIL
  •
  Mark, sign and date the proxy card below.
  •
  Detach the proxy card and return it in the enclosed postage-prepaid envelope.

YOUR TELEPHONE OR INTERNET VOTE AUTHORIZES THE NAMED PROXIES TO VOTE YOUR SHARES IN THE SAME MANNER AS IF YOU MARKED, SIGNED AND RETURNED YOUR PROXY CARD.

 IF YOU VOTE BY TELEPHONE OR INTERNET, PLEASE DO NOT MAIL YOUR PROXY CARD.

 THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2 AND 4 AND AGAINST PROPOSAL 3.

— Please detach here —

UNITEDHEALTH GROUP INCORPORATED
PLEASE MARK YOUR VOTE IN THE FOLLOWING MANNER USING DARK INK ONLY. /x/

The Board of Directors Recommends a Vote "FOR" Proposals 1, 2 and 4 and "AGAINST" Proposal 3.

1.	ELECTION OF DIRECTORS:
	01 William C. Ballard, Jr. 02 Richard T. Burke 03 Stephen J. Hemsley 04 William W. McGuire	/ / Vote FOR all Nominees	/ / Vote WITHHELD from all nominees
(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDICATED NOMINEE, WRITE THE NUMBER(S) OF THE NOMINEE(S) IN THE BOX PROVIDED TO THE RIGHT.)

2.	PROPOSAL TO INCREASE THE AUTHORIZED NUMBER OF SHARES OF THE COMPANY FROM 500,000,000 SHARES TO 1,500,000,000 SHARES.	/ / FOR	/ / AGAINST	/ / ABSTAIN
3.	SHAREHOLDER PROPOSAL REQUESTING CONFIDENTIAL VOTING.	/ / FOR	/ / AGAINST	/ / ABSTAIN
4.	PROPOSAL TO RATIFY APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS.	/ / FOR	/ / AGAINST	/ / ABSTAIN
5.	IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO TRANSACT OTHER BUSINESS THAT PROPERLY MAY COME UP BEFORE THE MEETING OR ANY ADJOURNMENT OF THE MEETING.	/ / FOR	/ / AGAINST	/ / ABSTAIN

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR PROPOSALS 1, 2 AND 4 AND AGAINST PROPOSAL 3.

DATED:                     , 2001

Signature(s) in Box

Additional Signature if Held in Joint Tenancy or Name and Title if Signing on Behalf of Corporation or Partnership

PLEASE SIGN EXACTLY AS YOUR NAME(S) APPEAR(S) HEREIN. IF YOUR SHARES ARE HELD IN JOINT TENANCY, ALL PERSONS MUST SIGN. TRUSTEES, ADMINISTRATORS, ETC. SHOULD INCLUDE TITLE AND AUTHORITY. CORPORATIONS AND PARTNERSHIPS SHOULD PROVIDE NAME OF ENTITY AND TITLE OF AUTHORIZED PERSONS SIGNING.

 Address Change? Mark Box / /

 Indicate Changes Below

QuickLinks

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS May 9, 2001
PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS May 9, 2001
GENERAL MATTERS
ELECTION OF DIRECTORS
AMENDMENT TO THE SECOND RESTATED ARTICLES OF INCORPORATION
SHAREHOLDER PROPOSAL CONCERNING CONFIDENTIAL VOTING
WE URGE YOU TO VOTE FOR THIS PROPOSAL
RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS
EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
OPTION GRANTS IN 2000
AGGREGATED OPTION EXERCISES IN 2000 AND OPTION VALUES AT DECEMBER 31, 2000
LONG TERM INCENTIVE PLAN
Performance Graph
AUDIT COMMITTEE REPORT
COMPENSATION AND HUMAN RESOURCES COMMITTEE REPORT ON EXECUTIVE COMPENSATION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
CERTAIN RELATIONSHIPS AND TRANSACTIONS
OTHER MATTERS
SHAREHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING
Text of Proposed Amended Section 3(a) of the Company's Second Restated Articles of Incorporation
UNITEDHEALTH GROUP BOARD OF DIRECTORS AUDIT COMMITTEE CHARTER